Qualstar Reports Fiscal 2011 Third Quarter Results

SIMI VALLEY, CA -- (Marketwire - May 11, 2011) - Qualstar® Corporation (NASDAQ: QBAK), a manufacturer of automated tape storage solutions and high efficiency power supplies, today reported financial results for the third quarter of fiscal 2011 ended March 31, 2011.

Fiscal 2011 Third Quarter Financial Results

Revenues for the third quarter of fiscal 2011 were $4.2 million, compared to $4.0 million for the same quarter of fiscal 2010, an increase of $0.2 million or 6.1 percent. Loss from operations was $0.6 million compared to a loss from operations of $0.9 million in the third quarter of fiscal 2010. Net loss was $0.5 million or $(0.04) per basic and diluted share, compared to a net loss of $0.8 million, or $(0.07) per basic and diluted share for the third quarter of fiscal 2010.

Tape library segment revenues were $2.0 million for the third quarter, compared to $2.1 million for the same quarter last year, a decrease of $0.1 million, or 4.8 percent. Power supply segment revenues were $2.2 million for the quarter, compared to $1.9 million in the prior year quarter, an increase of $0.3 million, or 18.3 percent.

Gross profit increased to $1.4 million, or 32.3 percent of net revenues, for the three months ended March 31, 2011, from $1.2 million, or 30.1 percent of net revenues, for the three months ended March 31, 2010. The increase in gross profit is primarily attributed to a change in product mix and increased cost absorption.

Research and development ("R&D") expenses for the third quarter of fiscal 2011 were $0.7 million, or 15.4 percent of revenues, compared to $0.8 million, or 19.7 percent of revenues, for the third quarter of fiscal 2010. The decrease is due primarily to lower compensation expenses related to headcount reductions and lower engineering prototype material costs. Sales and marketing expenses were comparable in dollars, at $0.6 million, or 14.2 percent of revenues in the third quarter of fiscal 2011, compared to $0.6 million, or 14.9 percent of revenues, in the corresponding period last year. General and administrative expenses were comparable in dollars, at $0.7 million, or 15.8 percent of revenues in the third quarter of fiscal 2011, compared to $0.7 million, or 17.1 percent of revenues, for the same period last year.

Commenting on the Company's third quarter results, Bill Gervais, president and chief executive of Qualstar, said, "In general, the third quarter proceeded as anticipated. Revenues of $4.2 million in the quarter were within our expected guidance range and increased more than 6 percent on a year-over-year basis. The top line growth was driven by our N2Power business with revenues of $2.2 million, which was an all-time single quarter record. We expect N2Power will continue to benefit from worldwide demand for products that are more electrically efficient and smaller in size compared to prior generations."

Gervais continued, "After a very strong performance in the first half of fiscal 2011, sales of our XLS enterprise class libraries moderated during the third quarter. However, on a year to date basis, XLS unit shipments are up more than 71 percent and revenues have increased nearly 88 percent compared to the same period last year. With its enterprise-class feature set and price point, our XLS product line appeals to end users in a diverse array of markets."

Fiscal 2011 Nine-Month Financial Results

Qualstar reported revenues of $13.6 million for the first nine months of fiscal 2011, compared with $11.3 million for the first nine months of fiscal 2010. The Company's net loss for the first nine months of fiscal 2011 was $0.6 million, or $(0.05) per basic and diluted share, compared with a net loss of $2.5 million, or $(0.21) per basic and diluted share, in the first nine months of fiscal 2010.

Cash, cash equivalents and marketable securities were $23.2 million at March 31, 2011, compared to $24.3 million at June 30, 2010. Inventory, net of reserves, at March 31, 2011 was $5.5 million, compared to $4.8 million at June 30, 2010.

Qualstar Corporation Conference Call

Company management will hold a conference call to discuss its fiscal 2011 third quarter results on Wednesday, May 11, 2011 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available after the live conference call. Additionally, participants can dial into the live conference call by calling 877-941-6009 or 480-629-9770. An audio replay will be available through May 18, 2011, by calling 800-406-7325 or 303-590-3030, and entering access code 4437918.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company's products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Forward-Looking Statements

Statements concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its products; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; and, adverse changes in market demand for its products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2010, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K.

                           QUALSTAR CORPORATION
                    CONDENSED STATEMENTS OF OPERATIONS
                 (in thousands, except per share amounts)
                                (UNAUDITED)

                                    Three Months Ended  Nine Months Ended
                                    ------------------  ------------------
                                        March 31,           March 31,
                                      2011      2010      2011      2010
                                    --------  --------  --------  --------

Net revenues                        $  4,247  $  4,003  $ 13,595  $ 11,279

Cost of goods sold                     2,876     2,797     8,495     7,916
                                    --------  --------  --------  --------

Gross profit                           1,371     1,206     5,100     3,363
                                    --------  --------  --------  --------

Operating expenses:
  Research and development               656       790     2,088     2,401
  Sales and marketing                    604       598     1,821     1,766
  General and administrative             672       685     1,971     2,001
                                    --------  --------  --------  --------
    Total operating expenses           1,932     2,073     5,880     6,168
                                    --------  --------  --------  --------

Loss from operations                    (561)     (867)     (780)   (2,805)

Investment Income                         47        70       137       259
                                    --------  --------  --------  --------

Loss before income taxes                (514)     (797)     (643)   (2,546)

Provision for income taxes                 -         -         -         -
                                    --------  --------  --------  --------

Net loss                            $   (514) $   (797) $   (643) $ (2,546)
                                    ========  ========  ========  ========

Loss per share:
                                    --------  --------  --------  --------
  Basic and Diluted                 $  (0.04) $  (0.07) $  (0.05) $  (0.21)
                                    ========  ========  ========  ========

Shares used to compute loss per
 share:
                                    --------  --------  --------  --------
  Basic and Diluted                   12,253    12,253    12,253    12,253
                                    ========  ========  ========  ========

                                    --------  --------  --------  --------
Cash dividends declared per common
 share                              $      -  $      -  $      -  $   0.12
                                    ========  ========  ========  ========

                           QUALSTAR CORPORATION
                         CONDENSED BALANCE SHEETS
                              (in thousands)

                                                    ----------- -----------
                                                     March 31,    June 30,
                                                       2011        2010
                      ASSETS                        (Unaudited)  (Audited)
                                                    ----------- -----------

Current assets:
  Cash and cash equivalents                         $     2,610 $     2,234
  Marketable securities, short-term                      11,098      12,033
  Receivables, net of allowance for doubtful
   accounts of $216 as of March 31, 2011 and
   $113 as of June 30, 2010                               2,223       2,829
  Inventories, net                                        5,488       4,823
  Prepaid expenses and other current assets                 314         299
                                                    ----------- -----------

    Total current assets                                 21,733      22,218
                                                    ----------- -----------

Property and equipment, net                                 205         260
Marketable securities, long-term                          9,487       9,997
Other assets                                                 46          46
                                                    ----------- -----------

    Total assets                                    $    31,471 $    32,521
                                                    =========== ===========

          LIABILITIES AND SHAREHOLDERS'  EQUITY

Current liabilities:
  Accounts payable                                  $       985 $     1,225
  Accrued payroll and related liabilities                   380         521
  Other accrued liabilities                                 881         903
                                                    ----------- -----------

    Total current liabilities                             2,246       2,649
                                                    ----------- -----------

Other long-term liabilities                                  25          25
Commitments and contingencies
Shareholders' equity:
  Common stock, no par value; 50,000 shares
   authorized, 12,253 shares issued and outstanding
   as of March 31, 2011 and June 30, 2010                18,845      18,830
  Accumulated other comprehensive income                     45          64
  Retained earnings                                      10,310      10,953
                                                    ----------- -----------
    Total shareholders' equity                           29,200      29,847
                                                    ----------- -----------

    Total liabilities and shareholders' equity      $    31,471 $    32,521
                                                    =========== ===========

For more information, contact:

Nicki Andalon
Vice President & CFO
Qualstar Corporation
(805) 583-7744
nandalon@qualstar.com

Lasse Glassen
General Information
Financial Relations Board
(213) 486-6546
lglassen@mww.com